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                                                                    EXHIBIT 10.7

                     FORM OF CALAMOS ASSET MANAGEMENT, INC.

                         IPO EQUITY AWARD STATEMENT FOR:

                                 [EMPLOYEE NAME]

Congratulations! The following summarizes your Calamos IPO Equity Award:

STOCK OPTIONS

   TOTAL NUMBER OF OPTIONS
   GRANTED
   OPTION PRICE PER SHARE         The IPO price of CLMS Class A Stock: $XX.XX.
   EXPIRATION DATE                October  , 2014 subject to earlier termination

RESTRICTED STOCK UNITS ("RSUS")

   TOTAL NUMBER OF RSUS
   GRANTED

VESTING SCHEDULE

   GRANT DATE                 IPO First Trading Date:  October  , 2004

   VESTING SCHEDULE           A portion of your STOCK OPTIONS becomes available
                              for purchase on each of these dates:

                              -    Up to 33 1/3% on October  , 2008

                              -    Up to 66 2/3% on October  , 2009

                              -    Up to 100% on and after October   , 2010, but
                                   prior to the Expiration Date

                              A portion of your Restricted Stock Units vest on each of the following dates:

                              -    33 1/3% on October  , 2008

                              -    33 1/3% on October  , 2009

                              -    33 1/3% on October  , 2010

Your stock option and restricted stock units were issued from the Calamos Asset Management, Inc. Incentive Compensation Plan. This stock option and restricted stock units award is governed by the terms and conditions of this IPO Award Statement, which includes the accompanying Terms of the IPO Equity Awards and the Incentive Compensation Plan. You will receive a copy of the Incentive Compensation Plan Summary Description, and a copy of the plan document.

THIS IPO AWARD STATEMENT, INCLUDING THE ACCOMPANYING TERMS OF THE IPO EQUITY AWARDS, CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

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                         CALAMOS ASSET MANAGEMENT, INC.

                         TERMS OF THE IPO EQUITY AWARDS

TYPE(S) OF AWARD:       Nonqualified stock options and restricted stock units
                        ("RSUs").

                        When vested each stock option entitles the holder to purchase one (1) share of Class A common stock of Calamos Asset Management, Inc. ("CLMS") at the applicable option price.

                        When vested, each RSU entitles the holder to receive one
                        (1) share of CLMS Class A common stock for each vested RSU.

VESTING: The date(s) upon which the stock options become exercisable are set forth on the Award Statement, together with the expiration date of the option.

                        The date(s) upon which the RSUs vest are set forth on the Award Statement.

                        In the event of termination of employment due to death or disability, [or upon termination of employment by your employer without cause or by you for good reason, in each case only as determined under an applicable employment agreement] prior to the full vesting of the stock options and RSUs, a portion (or all) of the unvested stock options and RSUs will vest as of the date of such termination of employment. The portion that will vest will be determined as follows:

                        - If any portion of the option and RSUs has become vested prior to the date of termination, then the vesting of those stock options and RSUs scheduled to vest on the next following vesting date will be accelerated to the date of such termination of employment.

                        - If the termination occurs prior to vesting of the options and RSUs, then a pro rata portion will vest based on the number of whole months elapsed in the period from the grant date to the date of termination, divided by the number of months in the period from the grant date to the date the grant was to become 100% vested; provided that if the number of options and RSUs scheduled to vest on the first vesting date is greater than such pro rata portion, the greater number of options and RSUs will vest.

                          If, at termination of employment after attainment of age 50 and at least five (5) continuous years of service within the Calamos organization, the total of your attained age and years of service equals or exceeds 65, you will be deemed for purposes of this Award to have terminated your employment due to "retirement." In the event of retirement, your stock options and RSUs will remain outstanding and continue to vest as if your employment had not terminated, so long as you remain retired from the investment

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                          management industry (as determined by the Committee).
                          Your stock options will be or become exercisable as set forth below. In the event you should cease to be retired, then your employment will be deemed to terminate as of that date, any unvested options and RSUs shall be forfeited and any vested stock options will remain exercisable for a period of three months following such date.

                        Upon a Change in Control, the options and RSUs will become fully vested.

EXERCISE/DELIVERY OF    The option may be exercised by delivering a written
SHARES:                 notice providing the number of shares to be exercised
                        and accompanied by full payment of the applicable exercise price for the shares. The option price may be paid in full in cash or by tendering previously-acquired shares of Class A common stock (shares not acquired pursuant to the Plan or any other compensation plan or program). Subject to applicable tax withholding (see below), upon receipt of the exercise notice and payment of the exercise price, one (1) share of CLMS Class A common stock will be delivered for each option exercised.

                        No exercise price or other amount is required to be paid with respect to RSUs. Subject to applicable tax withholding (see below), one (1) share of CLMS Class A common stock will be delivered for each vested RSU, unless receipt has been deferred by you under an applicable deferred compensation plan.

EFFECT OF TERMINATION   Except as provided above for termination due to death,
OF EMPLOYMENT           disability or retirement, [or upon termination of
                        employment by your employer without cause or by you for good reason, in each case only as determined under an applicable employment agreement], or as provided below with respect to "retirement," no further vesting will occur after termination of employment, and all unvested options and RSUs will be forfeited and/or cancelled.

                        In general, vested stock options may be exercised for a period of three months following termination of employment. If termination occurs after a Change in Control or is due to death or disability [or by your employer without cause or by you for good reason, in each case only as determined under an applicable employment agreement], then vested options remain exercisable for one year following termination of employment.

                        In the case of a retirement, vested stock options will remain exercisable until the later of the date which is one year following retirement or the date which is one year following the latest date on which any option held by the retiree first becomes exercisable during the period of retirement.

                        However, in no event may an option be exercised after the expiration
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                        date set forth on the Award Statement.

FEDERAL INCOME TAX      The following discussion is a summary of certain current
CONSIDERATIONS:         U.S. federal income tax consequences relating to stock
                        options and RSUs. This discussion does not purport to be complete, and does not cover, among other things, foreign, state and local tax treatment.

                        Stock Options. No income is recognized upon the grant of a nonqualified stock option. Upon exercise, ordinary income is recognized in an amount equal to the excess of the fair market value of a share of common stock on the date of exercise over the exercise price multiplied by the number of options exercised. A subsequent sale or exchange of such shares will result in gain or loss measured by the difference between (a) the exercise price, increased by any compensation reported upon the participant's exercise of the option, and (b) the amount realized on such sale or exchange. Any gain or loss will be capital in nature if the shares were held as a capital asset and will be long-term if such shares were held for more than one year.

                        Restricted Stock Units. No income is recognized upon receipt of an award of RSUs. Upon vesting, income equal to the fair market value of shares of Class A common issued is recognized. The capital gain or loss holding period for the shares received under an award will begin when ordinary income is recognized, and any subsequent capital gain or loss will be measured by the difference between the ordinary income recognized and the amount received upon sale or exchange of the shares.

TRANSFERABILITY:        No options or RSUs granted under the Plan may be sold,
                        transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. All options granted under the Plan are exercisable only by you during your lifetime and by your designated beneficiary in the event of your death.

VOTING RIGHTS:          Since options and RSUs do not represent actual shares,
                        no voting rights arise upon receipt of options or RSUs and you are not deemed to be the owner of any shares covered by the options or RSUs until such shares are delivered to you.

DIVIDENDS:              Notwithstanding the above, in addition to the shares of
                        Class A common stock to be delivered upon the vesting of the RSUs, you will also be entitled to receive a cash payment in an amount equal to each cash dividend you would have received during the period from the grant date of the RSUs to the date such RSUs became vested as if the RSUs were shares of Class A common stock held by you on the record date for the payment of such dividend.
                        unless receipt of such cash payment has been deferred by you under an applicable deferred compensation plan.

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TAX WITHHOLDING:        There will be deducted or withheld from shares issuable
                        upon exercise of options or the vesting of RSUs and/or from any cash payable with respect to such awards, an aggregate amount of cash and number of shares having a fair market value equal to the amount sufficient to satisfy the minimum statutory Federal, state and local tax (including the FICA and Medicare tax obligation) withholding required by law with respect to the exercise or distribution of shares and/or cash made under or as a result of the Plan. The Committee may permit the remittance of cash or for other arrangements for payment of such taxes.